Exhibit 99.1

Chart Industries Names John C. Bishop as Chief Operating Officer

Company Release - 8/9/2019 6:00 AM ET

ATLANTA, Aug. 09, 2019 (GLOBE NEWSWIRE) — Chart Industries, Inc. (GTLS) announced today that John Bishop is joining Chart and will assume the role of Chief Operating Officer (“COO”) effective August 21, 2019. In this role, Bishop will oversee Chart Business Services which coordinates global sourcing and cost improvement initiatives, merger integration and synergy capture. He will also oversee Chart’s global strategy and business development, the development of Chart’s digital platform, and investor relations.

[Photograph of John C. Bishop]

“We are thrilled to welcome John to Chart and our executive leadership team,” said Jill Evanko, Chart’s President and CEO. “John has developed a trusted relationship with us for the past three years, working closely with our team on various projects, including our most recent acquisition and related financing. I am confident he will hit the ground running on our multiple growth initiatives and play a significant part in executing our long-term strategic vision for Chart.”

Bishop brings over 17 years of experience in the global energy industry. Most recently, John worked for Morgan Stanley’s investment bank as Head of Global Oilfield Services and a member of the North American Upstream team. Prior to that, Bishop spent 10 years with Citigroup’s Global Energy Group, and worked for Deloitte Consulting and Motorola. John received a Masters of Business Administration from The Wharton School and a Bachelor of Science in Aerospace Engineering from the University of Michigan.

Contact:

Jill Evanko

630-418-9403

Jillian.evanko@chartindustries.com

Source: Chart Industries, Inc.

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